UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2015 (August 3, 2015)

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-36415	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pentlands Science Park

Bush Loan, Penicuik, Midlothian

EH2 OPZ United Kingdom

(Address of Principal Executive Offices)

011-44-0131-445-6159

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 3, 2015, Quotient Biodiagnostics Inc. (“QBI”), the U.S. subsidiary of Quotient Limited (the “Company”), as borrower, entered into an amended agreement with MidCap Financial LLC (“MidCap”), as lender, to expand its existing secured term loan facility (the “MidCap Facility”) from $15.0 million to $30.0 million. MidCap also agreed to make available, subject to certain conditions, additional credit facilities totaling $20.0 million. The Company and its subsidiaries are guarantors of QBI’s obligations under the MidCap Facility and the additional credit facilities. The MidCap Facility and the additional credit facilities are secured by all of the Company’s assets, including the equity of all of the Company’s subsidiaries. QBI and MidCap originally entered into a $15.0 million secured term loan facility on December 6, 2013, which had subsequently been paid down to $14.5 million as of August 3, 2015. The Company received net proceeds in the aggregate amount of $14.8 million, which will be used for working capital purposes.

The initial secured loan of $30.0 million has a term of 48 months with interest only payments for the first 18 months and straight-line amortization of principal for the remaining 30 months, commencing on March 1, 2018 (or 24 equal installments commencing on September 1, 2018, if the Company achieves European CE Mark approvals for the MosaiQTM instrument and blood grouping consumable). Interest on the outstanding balance of the MidCap Facility is payable monthly in arrears at an annual rate of one-month LIBOR plus 6.7% subject to a LIBOR floor of 2.0%.

The additional credit facilities, totaling $20.0 million, are subject to certain conditions, including the Company obtaining European CE Mark for the MosaiQTM instrument and blood grouping consumable ($5.0 million) and the first commercial sale of the MosaiQTM blood grouping consumable in the European Union ($15.0 million). Subject to the satisfaction of the applicable conditions, the initial $5.0 million drawdown must be made prior to January 31, 2017 and the subsequent $15.0 million drawdown must be made prior to June 30, 2017.

Pursuant to the MidCap Facility, the Company issued to MidCap Financial Trust (“MFT”), an affiliate of MidCap, a warrant (“MidCap Warrant”) to purchase 111,525 new ordinary shares of the Company (the “MidCap Warrant Shares”) at an exercise price of $16.14 per ordinary share. The MidCap Warrant is exercisable for a term of ten years and contains cashless exercise provisions and customary, share-based anti-dilution protection provisions. Further warrants will be issued to MFT in connection with each subsequent drawdown of funds by QBI under the MidCap Facility for new ordinary shares equal to 6.0% of the drawdown amount based on the market price of the Company’s ordinary shares at the time of issue.

The terms of the MidCap Facility contain various affirmative and negative covenants. In particular, the Company, taken as a whole with its subsidiaries, is not permitted to allow net product revenue over a 12-month period to be lower than a range of minimum thresholds specified in the agreement. The testing dates are on the 15th of each month and the testing periods are the twelve full months ending 45 days prior to each testing date. In addition, the Company, taken as a whole with its subsidiaries, is required to maintain unrestricted cash and cash equivalents in an amount not less than $10 million as of the last day of each calendar month. In the event of a breach of the agreement by the Company or any of its subsidiaries, QBI may not be allowed to draw amounts under the agreement, and to the extent the Company has any amounts outstanding at the time of any breach, QBI may be required to repay such amounts earlier than anticipated. In addition, in the event of a default, the lender could foreclose on the collateral securing the loan.

The MidCap Warrant is attached to this Current Report as Exhibit 4.1. All descriptions of the MidCap Warrants herein are qualified in their entirety to the text of Exhibit 4.1 hereto, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the MidCap Facility is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the unregistered sale of equity securities is incorporated by reference into this Item 3.02.

The sale of the MidCap Warrant has not been, and the sale of the MidCap Warrant Shares issuable upon exercise of the MidCap Warrant will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”). The MidCap Warrant was, and the MidCap Warrant Shares issuable upon exercise of the MidCap Warrant will be, sold in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act. The MidCap Warrant and the MidCap Warrant Shares may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws. MFT represented in the MidCap Warrant that it had no present intention of acquiring the MidCap Warrant for a fixed or determinable period in the future or selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the MidCap Warrant , and appropriate legends were affixed to the MidCap Warrant. Upon exercise, the holder of the MidCap Warrant will represent that it is acquiring the MidCap Warrant Shares for investment and not with a view towards, or for resale in connection with, the distribution thereof, and appropriate legends will be affixed to the MidCap Warrant Shares.

Item 9.01. Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

Exhibit	Description

4.1	MidCap Warrant to Purchase 111,525 Ordinary Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 7, 2015	QUOTIENT LIMITED

	By:	/s/ Stephen Unger
Name: Stephen Unger
Title: Chief Financial Officer

Exhibit Index

Exhibit	Description

4.1	MidCap Warrant to Purchase 111,525 Ordinary Shares